Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-47812, 333-58802, 333-68834 and 333-101648) and Form S-8 (Nos. 333-84211, 333-63372 and 333-100314) of E-LOAN, Inc. of our report dated March 28, 2003, relating to the financial statements, which appears in this Form 10-K.

San Francisco, California
March 28, 2003